Exhibit 99.1

List of Participants

•	Chris Dewey, Chief Executive Officer, MedTech Acquisition Corporation
•	Mary Szela, Chief Executive Officer, TriSalus
•	Steven Katz, Chief Medical Officer, TriSalus
•	Sean Murphy, Chief Financial Officer, TriSalus

Operator

Hello, and welcome to today’s conference call to discuss the merger between TriSalus Life Sciences and MedTech Acquisition Corp.

At this time, all participants are in listen-only mode. There will be no questions and answer session following the formal presentation today. As a reminder, this conference is being recorded.

Please note that this presentation, as well as the Form 8-K that includes definitive documentation with respect to the proposed merger can be found at the website of the U.S. Securities and Exchange Commission at www.sec.gov.

The discussion today may contain forward-looking statements including, but not limited to, with regard to TriSalus Life Sciences, Inc.’s (referred to as “TriSalus”) and MedTech Acquisition Corp. (referred to as “MedTech”) and their respective expectations or predictions of future financial, business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. Forward-looking statements include the parties’ expectations regarding TPT payment approval and the ability to satisfy each of the conditions in the convertible notes term sheet and to finalize and execute definitive documentation with the convertible notes investor. You should not put undue reliance on these statements. You should understand that such forward-looking statements involve risks and uncertainties, including the items discussed under the risk factors listed in the presentation. Such factors may be updated from time to time in MedTech’s filings with the SEC, which are available on the SEC website, and they may cause actual results or performance to differ materially from those indicated by such statements. MedTech and TriSalus are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

Please refer to the disclaimers found in the investor presentation for additional information.

And now I’ll turn the call over to Chris Dewey, CEO of MedTech. Chris?

Chris Dewey, Chief Executive Officer, MedTech Acquisition Corporation

Good morning, my name is Chris Dewey, CEO of MedTech, and I am excited to tell you about our planned merger with TriSalus Life Sciences, a privately held oncology therapeutics company integrating immunotherapy with disruptive delivery technology to transform the treatment paradigm for patients with liver and pancreatic tumors.

With me today are Mary Szela, CEO of TriSalus, who will share more about the TriSalus platform and opportunity, Steven Katz, Chief Medical Officer, who will discuss the significant need for effective treatments for patients with liver and pancreatic cancer and the shortcomings of the current standards of care, along with Sean Murphy, Chief Financial Officer, who will discuss TriSalus’ growth potential and go over the transaction details.

MedTech was established with a focus on the healthcare sector, targeting high-growth companies that are poised to capitalize on the tremendous opportunities that exist when using technology to solve some of healthcare’s biggest challenges. Our team has worked together for the better part of 20 years. We bring deep experience to this merger. Our group has been responsible for some of the biggest successes in the medical device space, including Intuitive Surgical, Mako Surgical Corp, ShockWave Medical, Procept BioRobotics and Insightec, to name a few, where we were founders, operators, board members, involved in all aspects of creating value for ourselves and our partners. The MedTech team’s collective years of operating experience in this space is a key factor in this transaction. We look forward to leveraging our deep sector knowledge and industry connections to increase shareholder value following the close, as board members and senior advisors.

As we launched our SPAC, we had a few criteria for selecting the optimal target. We were looking for a company with a differentiated technology that was at a critical inflection point, at which we could use our expertise to accelerate commercialization and foster growth. TriSalus fits the bill. Its proprietary platform approach addresses immune dysfunction in liver and pancreatic tumors in a way no other standard of care on the market today can – by combining immunotherapy drugs with disruptive drug delivery technology.

The value we see is not limited to TriSalus’ fast-growing medtech business, which has a commercial-stage, high margin, and FDA cleared drug delivery technology. Its promising immunotherapeutic offers potential transformational upside, with multiple potential value-creating opportunities over the next 18 months. Following the close of the transaction, the Company is expected to be fully funded, which will position it for key data read-outs for TriSalus’ device and immunotherapy platform in late 2024.

One of the most compelling characteristics of TriSalus is their impressive team, who collectively have a powerful combination of proven clinical, strategic and commercial capabilities. It is led by Mary Szela, who has 35 years of experience in both the commercial and clinical arenas. Her accomplishments building billion-dollar businesses, turning around faltering businesses, igniting growth in stagnant businesses and devising innovative, differentiated strategies for undistinguished products – reflects a remarkable record.

After evaluating many different companies in the medical device space, the MedTech team and I could not be more pleased to reach this agreement with TriSalus. We believe this transaction represents a compelling value opportunity for all MedTech shareholders – and for the hundreds of thousands of patients around the world battling these life-threatening cancers, hope.

With that, I’m pleased to turn it over to Mary, CEO of TriSalus. Mary?

Mary Szela, Chief Executive Officer, TriSalus

Thank you, Chris, and good morning.

As Chris mentioned, I have nearly 35 years of biopharma experience, including 25 years at Abbott where I oversaw the company’s $8 billion U.S. pharmaceutical business, the profit driver of the company, and led the U.S. launch of many of Humira’s indications – and was instrumental in transforming Humira into one of the largest and most successful immunotherapies globally. At Abbott I worked closely with Sean, our Chief Financial Officer, who has more than 40 years of experience in healthcare operations and business development, encompassing pharmaceuticals, medical devices, and diagnostics. For the first 10 years of my career, I had the opportunity to report to Sean and to be mentored and developed under his superb leadership. Sean’s leadership as Head of Corporate M&A and Business Development, during his more than 30 years with Abbott, played a fundamental role in strategic and operational investments driving the most pivotal and transformational acquisitions at the company, and creating the foundation for the company it is today.

Sean is one member of our talented team, who I am so fortunate to work with every day. It gives me great fulfillment to know we are doing meaningful work in helping to advance TriSalus’ important mission of improving the treatment paradigm for patients with liver and pancreatic cancers around the world. As a breast cancer survivor and someone who has lost my sister to breast cancer liver metastases, I am personally committed to finding better solutions for patients who suffer from liver and pancreatic tumors.

TriSalus was founded in 2018 to develop and commercialize an innovative approach for the treatment of these difficult-to-treat liver and pancreatic tumors. Our vision is based on nearly 20 years of work by Dr. Steven Katz, now Chief Medical Officer of TriSalus, and who also joins me today. Before joining TriSalus, Dr. Katz was a full-time academic surgical oncologist and developed a reputation as a leader in solid tumor immunotherapy, cellular therapeutics, cancer biology, liver immunology and execution of immunotherapy clinical trials. His clinical expertise is in the surgical therapy and multi-disciplinary management of liver tumors, pancreas tumors, sarcoma and melanoma. And he has received research grants from numerous societies, the National Institute of Health, and the Department of Defense, in addition to multiple industry partners.

Dr. Katz has operated on thousands of cancer patients and studied liver immune biology for nearly two decades. As a surgeon, he sees daily the liver tumor architecture and how blood vessels within the tumor are compressed, inhibiting current therapeutics from getting to the site of disease. He began searching for an advanced method of drug delivery to overcome these physical barriers. And after years of clinical work and research, he wanted to find a better way to help patients with liver and pancreatic tumors benefit from immunotherapy.

When Dr. Katz joined TriSalus, our company had been developing and commercializing an innovative new device technology and approach to administer therapeutics called Pressure-Enabled Drug Delivery, or PEDD for short. Dr. Katz saw its potential for use in liver tumors, and he led a phase 1 clinical trial using our PEDD approach to administer cell therapy. The clinical results were promising. In over 17,000 procedures to date, PEDD has been used to improve intravascular therapeutic delivery by modulating pressure and flow to enhance local drug concentrations in tumors.

Our TriNav Infusion System, launched in 2020, leverages this PEDD technology to help overcome the infusion barriers that limit therapeutic uptake in solid tumors, including in hepatocellular carcinoma and liver metastases. We achieved $8.4 million in sales of TriNav in 2021, and, subject to congressional approval of an extension of our TPT status, believe we have significant platform expansion opportunities with partners to advance checkpoint inhibitors on immunotherapy assets, like we have done with SD-101. PEDD has demonstrated the ability to deliver larger therapeutic loads into high pressure tumors, while limiting off-target toxicity, and we see this as a critical path to drive growth.

PEDD is clearly a game-changer, first-of-its-kind technology, and the traction that we have achieved to date with key customers is a reflection of its novelty and efficacy. In addition to having prominent customers across the U.S., key opinion leaders they all have championed TriNav and PEDD technology as well as renowned cancer research centers and are running studies to further test their effectiveness. In fact, to date, PEDD has been validated in peer-reviewed studies at multiple clinical sites and as I mentioned, performed in over 17,000 cases to date. Ongoing and soon-to-be-open clinical studies at Massachusetts General Hospital and MD Anderson Cancer Center are designed to provide additional confirmation of the clinical advantages of PEDD technology.

In addition to our TriNav technology, in 2020 we acquired SD-101, an investigational toll-like receptor 9 agonist. In clinical studies performed prior to the acquisition of SD-101, it was demonstrated to favorably reprogram the tumor microenvironment and promote responses to other forms of immunotherapy like checkpoint inhibitors. In September 2021, we initiated our clinical development program by enrolling the first patients in a clinical study evaluating the SD-101 via Pressure-Enabled Drug Delivery in adults with uveal melanoma with liver metastases. We’re now moving forward in additional indications including primary liver and pancreatic cancers.

Our unique platform addresses two significant barriers that limit the effectiveness of current treatments for liver and pancreatic tumors: tumoral pressure and immunosuppression. High intra-tumoral pressure substantially limits drug delivery, leading to the potential for less than 1% of the therapeutic reaching the tumor via systemic infusion. Immunosuppression driven in part by a key cell type called myeloid derived suppressor cells, which have unique properties in the liver and contributes to failure of systemic immunotherapy. Our powerful platform enhances the delivery and tolerability of SD-101, potentially resulting in a greater response rate and the opportunity to improve outcomes in patients with liver and pancreatic tumors who currently have few alternative options.

We’ve have also launched several strategic collaborations with top-tier cancer institutions and research centers to further our efforts to develop innovative treatment options. In 2021, we established a foundational 5-year collaboration with the University of Texas MD Anderson Cancer Center to evaluate our program approach across multiple indications. Additionally, in January of this year, we announced a 3-year strategic research collaboration with the University of Colorado Anschutz Medical Campus to advance research of immuno-oncology treatments for patients with liver and pancreatic tumors. In April, we announced that we are developing a new immunotherapy research laboratory on the campus of Lifespan Health System to further develop our therapeutic platform.

Going forward, our strategy is to develop a comprehensive portfolio of immuno-oncology therapeutics and innovative infusion technologies to solve the two key reasons for poor outcomes in patients with pancreatic and liver tumors. We plan to deploy our SD-101/PEDD platform in multiple indications, across multiple lines of therapy, as well as seek other immuno-oncology products that could benefit from being delivered directly to the disease site through acquisitions, licenses, and partnerships.

We’re really excited about the progress we have made to date and look forward to leveraging our partnership with MedTech to accelerate our commercialization efforts and advance our clinical programs.

With that, I’d like to turn it over to Dr. Katz to share more details about the current pipeline and our opportunity. Steven?

Steven Katz, Chief Medical Officer, TriSalus

Thank you, Mary.

I share the team’s excitement around this game-changing transaction and the potential it unlocks for TriSalus and patients suffering from tumors of the liver and pancreas. There is a significant need in the market for the treatments we are developing. The American Cancer Society estimates that in the United States there will be more than 40,000 new cases of primary liver cancer diagnosed this year, and nearly 100,000 people are expected to have liver metastases. As a surgical oncologist, I know first-hand how devastating pancreas cancer is, with the American Cancer Society projecting over 60,000 new diagnoses and nearly 50,000 deaths in 2022. In combining our highly innovative PEDD technology with SD-101, we hope to create a therapeutic platform capable of transforming how patients with liver and pancreas tumors respond to immunotherapy.

Throughout my career, I’ve focused on investigating why patients with liver tumors have largely been unable to benefit from the significant advances in cancer treatment, such as immunotherapy, which are working well for patients with other cancer types. From our own work and that from other labs, we now have a growing body of evidence that demonstrates tumor-induced immunosuppression and high intratumoral pressure are two key challenges limiting the efficacy of current treatments for liver cancer.

Understanding the specific challenges posed by disease type and location is essential for addressing the significant unmet needs among patients with liver tumors. To ensure the liver functions properly and prevent dangerous inflammation, the immune system within this organ is often appropriately suppressed. While the liver contains an abundance of immune cells, their tolerant nature may limit our ability to mount an immune response to tumors within this organ, presenting a unique challenge for cancer patients. Importantly, immunosuppression or the reasons for immunotherapy failure may be different in the liver or pancreas, compared with other disease locations. TriSalus is focused on understanding these differences and tailoring our therapeutic platform to address the specific needs of patients with liver or pancreas tumors.

At TriSalus, we believe that a therapeutic approach that simultaneously reduces immunosuppressive cell populations and improves therapeutic delivery to tumor tissue – and in the case of the liver, throughout the entire organ - holds great promise for patients with few good options. We have multiple clinical trials in progress as we study our innovative, therapeutic approach combining immunomodulation therapy with proprietary intravascular regional delivery.

Mary already spoke a bit about our two FDA-cleared devices. Our TriNav infusion system with SmartValve technology is currently being used with standard of care therapeutics for patients with primary or metastatic liver tumors. Across multiple studies and published reports, PEDD devices have shown improvements in therapeutic delivery and tumor targeting. We are excited about what TriNav is doing for liver tumor patients today and hopeful regarding the potential of our delivery technology in enabling immunotherapy.

We are also investigating SD-101 as a therapeutic candidate to reprogram the tumor microenvironment within the liver and pancreas and to enable deeper and more durable responses to other immunotherapeutics. SD-101 had been studied in over 300 patients, many in combination with pembrolizumab, also known as Keytruda, in various Phase 1 and Phase 2 studies of melanoma, lymphoma, and head and neck squamous cell carcinoma. It was also studied in a trial for patients with high-risk, Stage II/III breast cancer. As a result, SD-101 has an established safety record and substantial data supporting its mechanism of action in various indications, both of which we hope to enable further in the liver and pancreas with our delivery technology.

Traditionally, TLR9 agonists like SD-101 have been administered by direct injection into superficial tumors using a needle, making treatment of multiple tumors or those in deep locations, like the liver and pancreas, difficult. Our proprietary PEDD method for intravascular regional delivery enables SD-101 to reach these locations and address all tumors within the organ during single treatment sessions – which may enable favorable immune responses through strategic tumor microenvironment reprogramming. The goal of this approach is to enhance SD-101’s therapeutic index through optimizing favorable immune effects in the liver or pancreas, while minimizing exposure to other sites and hence unwanted toxicity. In pre-clinical models, we have also demonstrated that SD-101 can selectively eliminate myeloid derived suppressor cells and that its mechanism of action is distinct from other TLR agonists. We are excited about our therapeutic platform because of how we believe PEDD can unlock the potential of SD-101 within the liver and pancreas, with a mechanism of action that may be ideally suited for the immune defects in these organs.

These diseases are complicated, and patients affected by them have not yet been able to consistently benefit from broader immunotherapy advances. In developing and executing a highly focused, tailored platform approach, TriSalus is committed to leveraging our innovative delivery technology and exciting investigational therapeutic to enable better treatment outcomes across multiple indications. We’re moving closer each day to improving liver and pancreas cancer patient outcomes. More than anything else, we are grateful for the courageous patients and families who choose to take part in clinical trials. We are inspired to work tirelessly toward building better treatment options for those in greatest need.

With that, I’d like to turn the call over to Sean to discuss financials. Sean?

Sean Murphy, Chief Financial Officer, TriSalus

Thank you, Steven.

I’d like to start by saying, having known Mary for more than 30 years working closely together at Abbott, I know firsthand there is no better individual to lead TriSalus through the next stage of growth as a publicly traded company. She has decades of relevant experience, and she leads each day with steadfast commitment to TriSalus, our employees, customers and patients.

As you’ve heard from Chris, Mary and Steven today, this transaction supports the acceleration and expansion of both TriSalus’ device and therapeutic businesses, and in doing so, we aim to create a transformational upside for shareholders. Our device business has a commercial-stage, high margin, and FDA-cleared device along with a proprietary drug delivery technology that operates in areas of high unmet need, with additional upside potential via partnerships. Likewise, our therapeutic has the potential to be a best-in-class and leading treatment option for patients with liver and pancreatic cancers.

Now turning to a brief overview of the transaction structure. It has been unanimously approved by both Boards of TriSalus and MedTech and is expected to close in the first quarter of 2023, subject to satisfaction of necessary regulatory approvals and customary closing conditions, including the approval of MedTech’s shareholders. Following close, the combined company will assume the TriSalus Life Science name and trade publicly on the NASDAQ under the ticker “TLSI”.

The board of the combined company post-close would be comprised of nine members, of which seven are selected by TriSalus and two from MedTech. The leadership team will be the existing TriSalus team led by Mary Szela.

In terms of proceeds, at the completion of the transaction, the company expects to have at least $60 million in cash, even assuming significant redemptions. The expected cash at closing includes up to $50 million from a convertible note for which the company has entered into a non-binding term sheet from a leading institutional investor, a copy of which will be filed with our Form 8K today. As Mary noted, we intend to use the cash to drive the expanded commercialization of TriNav and the advancement of the Company’s SD-101 clinical programs. Post-merger, TriSalus expects to be fully funded to allow key data read-outs for its device and immunotherapy platform in late 2024.

50% of the Sponsor’s promote will be deferred and subject to a price-based vesting in 4 tranches between $15 and $30 per share, 15% will remain fully vested and held by the Sponsor, and 35% will be forfeited with no consideration.

Finally, the selling shareholder equity rollover is $220 million, along with the cash on TriSalus’ balance sheet. For the rollover, under the terms of the merger, existing TriSalus shareholders will convert 100% of their ownership stakes into shares of the combined company and are expected to own approximately 90% of the post-merger company at the close. The rest will be split between SPAC shareholders and the Sponsor.

Now before I turn this back to Mary, I want to echo her and Steven’s excitement for this transaction with MedTech. The benefits to our patients, customers, and shareholders are compelling, and the financial support and device experience provided by the MedTech team will serve as a catalyst for realizing our growth potential. Mary, back to you.

Mary Szela, CEO & President, TriSalus

Thank you, Sean. The benefits of this transaction are certainly compelling, and we believe that with the support of MedTech, we will set a strong foundation as a publicly traded company, upon which we can continue to accelerate the commercialization of the TriNav system, advance the clinical programs and open doors to new indications for SD-101, and become the go-to treatment provider for liver and pancreatic tumors.

Thank you so much for your time today.

###

Operator: Thank you. That concludes today’s call and you may now disconnect.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the United States federal securities laws regarding MedTech’s or TriSalus’s expectations, hopes, beliefs, assumptions, intentions or strategies regarding the future including, without limitation, statements regarding: (i) the size and growth potential of the markets for TriSalus’s products and TriSalus’s ability to serve those markets, (ii) the degree of market acceptance and adoption of TriSalus’s products, (iii) TriSalus’s ability to compete with other companies, (iv) expectations for topline data and regulatory approval, (v) the implied upside and implied valuation of TriSalus, (vi) TriSalus's value and projected financial results, (vii) TriSalus’s ability to partner with other companies, and (viii) the potential results and benefits of the proposed business combination, the amount of cash to be delivered at closing from MedTech’s trust account and any additional financing in connection with the proposed business combination, and stockholder value. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “will” and similar expressions or the negative or other variations of such statements. These statements are predictions, projections and other statements about future events that are based on various assumptions, whether or not identified in this communication and on the current expectations of MedTech’s and TriSalus’s respective managements and are not predictions of actual performance and, as a result, are subject to risks and uncertainties.

Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of MedTech’s securities; (ii) the risk that the transaction may not be completed by MedTech’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the stockholders of MedTech, the satisfaction of the minimum cash amount following any redemptions by MedTech’s public stockholders, and the receipt of certain governmental and regulatory approvals, including reimbursement approval; (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the proposed business combination, (vii) the effect of the announcement or pendency of the transaction on TriSalus’s business relationships, operating results and business generally; (viii) risks that the proposed transaction disrupts current plans and operations of TriSalus; (ix) the outcome of any legal proceedings that may be instituted against TriSalus or MedTech related to the business combination agreement or the proposed transaction; (x) the ability to maintain the listing of MedTech’s securities on the Nasdaq; (xi) changes in business, market, financial, political and legal conditions; (xii) unfavorable changes in the reimbursement environment for TriSalus’s products; (xiii) TriSalus’s product candidates not achieving success in preclinical or clinical trials or not being able to obtain regulatory approval, either on a timely basis or at all or subject to any conditions that negatively impact TriSalus’s ability to commercialize the applicable product candidates; (xiv) TriSalus being unable to continue to grow TriNav sales; (xv) the size of the addressable markets for TriNav and TriSalus’s product candidates, if successfully developed and approved by the applicable regulatory authorities, being less than TriSalus estimates; (xvi) TriSalus’s ability to successfully commercialize any product candidates that it successfully develops and that are approved by applicable regulatory authorities; (xvii) TriSalus’s ability to continue to fund preclinical and clinical trials for its product candidates; (xviii) TriSalus’s ability to partner with other companies; (xix) future economic and market conditions; the development, effects and enforcement of laws and regulations affecting TriSalus's business or industry; (xx) TriSalus’s ability to manage future growth; (xxi) TriSalus’s ability to maintain and grow its market share; (xxii) the effects of competition on TriSalus’s business; (xxiii) the ability of MedTech or the combined company to raise additional financing in connection with the proposed business combination or to finance its operations in the future; (xxiv) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xxv) costs related to the transaction; and (xxvi) the failure to realize the anticipated benefits of the transaction or to realize estimated pro forma results and the underlying assumptions, including with respect to estimated stockholder redemptions. The foregoing list of factors is not exclusive.

You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of MedTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 2, 2022 (the “2021 Form 10-K”), the preliminary proxy statement/prospectus on Form S-4 relating to the proposed business combination, which is expected to be filed by MedTech with the SEC and other documents filed by MedTech from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of MedTech, TriSalus, or any of their respective representatives assume any obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of MedTech, TriSalus, or any of their respective representatives gives any assurance that either MedTech or TriSalus will achieve its expectations.

Changes and Additional Information in Connection with SEC Filing

The information in this communication has not been reviewed by the SEC and certain information may not comply in certain respects with SEC rules. MedTech intends to file a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement/prospectus of MedTech, that will be both the proxy statement to be distributed to holders of MedTech’s common stock in connection with its solicitation of proxies for the vote by MedTech’s stockholders with respect to the proposed business combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities to be issued in the proposed business combination. The Registration Statement is not yet effective. The Registration Statement, including the proxy statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about the proposed business combination and the other matters to be voted upon at a meeting of MedTech’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). MedTech may also file other documents with the SEC regarding the proposed business combination. MedTech stockholders and other interested persons are advised to read, when available, the Registration Statement, including the proxy statement/prospectus contained therein, as well as any amendments or supplements thereto, because they will contain important information about the proposed business combination. When available, the definitive proxy statement /prospectus will be mailed to MedTech stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at the Special Meeting.

The financial information and data contained in this communication is unaudited and does not conform to Regulation S-X. Such information and data may not be included in, may be adjusted in or may be presented differently in, the Registration Statement to be filed by MedTech with the SEC, and such differences may be material. In particular, all TriSalus financial information included herein is preliminary and subject to risks and uncertainties. Any variation between TriSalus’s actual results and the financial information included herein may be material.

Participation in Solicitation

MedTech and TriSalus and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of MedTech’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of MedTech’s directors and officers in MedTech’s filings with the SEC, including MedTech’s registration statement on Form S-1, which was originally filed with the SEC on November 30, 2020, as amended, and MedTech’s 2021 Form 10-K. To the extent that holdings of MedTech’s securities have changed from the amounts reported in MedTech’s 2021 Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from MedTech’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus forming a part of the Registration Statement. Investors and security holders of MedTech and TriSalus are urged to carefully read in their entirety the proxy statement/prospectus and other relevant documents that will be filed with the SEC, when they become available, because they will contain important information about the proposed business combination.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about MedTech and TriSalus through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by MedTech can be obtained free of charge by directing a written request to MedTech Acquisition Corporation at 48 Maple Avenue, Greenwich, CT 06830.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING THEREOF OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Offer or Solicitation

This communication shall not constitute an offer to sell, a solicitation of an offer to buy or a recommendation to purchase any securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed business combination, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.